Exhibit 10.1

AMENDMENT NO. 4 TO INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 4 TO INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment Agreement”), dated as of July 10, 2024, is made by and between Target Global Acquisition I Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”), and amends that certain Investment Management Trust Agreement, dated as of December 8, 2021 (as amended on June 6, 2023, November 29, 2023 and December 15, 2023, the “Trust Agreement”), by and between the Company and the Trustee. Capitalized terms used but not defined in this Amendment Agreement have the meanings assigned to such terms in the Trust Agreement.

WHEREAS, following the closing of the Company’s initial public offering of 21,489,658 units, including the subsequent exercise of the underwriters’ over-allotment option (the “Offering”), and concurrent sales of an aggregate of 7,063,909 private placement warrants, which includes the additional private sale conducted in connection with the subsequent exercise of the underwriters’ over-allotment option, to Target Global Sponsor Ltd. (the “Private Placement Warrants”), a total of $219,194,512 of the net proceeds from the Offering and the sale of the Private Placement Warrants was placed in the Trust Account as of December 29, 2021;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account, including interest earned on the invested funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) (x) upon receipt of, and only in accordance with, the terms of a Termination Letter in a form substantially similar to that attached to the Trust Agreement as Exhibit A or Exhibit B, as applicable, or (y) the later of (1) May 8, 2024 and (2) such later date upon an Extension effectuated pursuant to the terms of the Trust Agreement;

WHEREAS, Section 6(c) of the Trust Agreement provides that the Trust Agreement may only be amended by a writing signed by each of the Company and the Trustee with the affirmative vote of sixty-five percent (65%) of the then-outstanding shares of the Ordinary Shares and the Company’s Class B Ordinary Shares;

WHEREAS, at an extraordinary meeting of the shareholders of the Company held on June 2, 2023, the Company’s shareholders approved a proposal to amend the Company’s amended and restated memorandum and articles of association giving the Company the right to extend (the “First Extension”) the date by which the Company had to consummate a Business Combination from June 13, 2023 to September 13, 2023 and to allow the Company, without another shareholder vote, to elect to further extend the termination date to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after the September 13, 2023, by resolution of the Board, if requested by the Sponsor, and upon one days’ advance notice prior to the applicable termination date, until March 13, 2024, provided that the Sponsor (or its affiliates or designees) deposited into the Trust Account as a loan (a “Prior Contribution”), one business day following the public announcement by the Company disclosing that the Board has determined to extend the date by which the Company must consummate a Business Combination for an additional month, with respect to each such monthly extension, an amount equal to the lesser of (x) $90,000 or (y) $0.028 per public share multiplied by the number of public shares outstanding, in exchange for a non-interest bearing, unsecured convertible promissory note to the Sponsor repayable by the Company upon consummation of a Business Combination;

WHEREAS, the Company’s shareholders approved the First Extension on June 2, 2023 and an aggregate of 16,994,128 Public Shares were validly tendered for redemption, leaving an aggregate of 4,495,530 Public Shares outstanding. On each of September 11, 2023, October 11, 2023, November 11, 2023 and December 11, 2023, the Sponsor made a Prior Contribution of $90,000 to the Company for each such monthly extension. Accordingly, the Termination Date is expected to be January 13, 2024 under the Company’s current amended and restated memorandum and articles of association;

WHEREAS, at an extraordinary meeting of the shareholders of the Company held on December 15, 2023, (“December 2023 Meeting”), at least sixty-five percent (65%) of the then-outstanding shares of the Ordinary Shares and the Company’s Class B Ordinary Shares voted to approve Amendment No. 3 to this Agreement;

WHEREAS, at the December 2023 Meeting, the shareholders of the Company approved an amendment and restatement of the Company’s memorandum and articles of association (as so amended and restated, the “First Restated Articles”) to extend the date by which the Company has to consummate a business combination from January 13, 2024 to May 8, 2024 and to allow the Company, without another shareholder vote, to elect to further extend the termination date on a monthly basis for up to seven times by an additional one month each time after May 8, 2024, by resolution of the Company’s board of directors, if requested by Target Global Sponsor Ltd., and upon two calendar days’ advance notice prior to the applicable termination date, until December 9, 2024, unless the closing of a Business Combination shall have occurred prior thereto (the “Second Extension”);

WHEREAS, the Company’s shareholders approved the Second Extension on December 15, 2023 and an aggregate of 561,310 Public Shares were validly tendered for redemption, leaving an aggregate of 3,934,220 Public Shares outstanding.

WHEREAS, at an extraordinary meeting of the shareholders of the Company held on or about the date hereof (the “Meeting”), at least sixty-five percent (65%) of the then-outstanding shares of the Ordinary Shares and the Company’s Class B Ordinary Shares have voted to approve this Amendment Agreement;

WHEREAS, at the Meeting, the shareholders of the Company approved an amendment and restatement of the Company’s memorandum and articles of association (as so amended and restated, the “Second Restated Articles”) to extend the date by which the Company has to consummate a business combination from July 10, 2024 to December 9, 2024 and to allow the Company, without another shareholder vote, to further extend the termination date by resolution of the Company’s board of directors, if requested by Target Global Sponsor Ltd., and upon two calendar days’ advance notice, until June 9, 2025, unless the closing of a Business Combination shall have occurred prior thereto; and

WHEREAS, each of the Company and the Trustee desires to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to the Trust Agreement. (a) Effective as of the execution hereof, the fourth recital of the Trust Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, if a Business Combination is not consummated by December 9, 2024 in accordance with the Company’s Restated Articles, the Company may, by resolution of the Board, if requested by the Chief Executive Officer, and upon one calendar days’ advance notice prior to the Applicable Deadline, extend the date by which the Company has to consummate a Business Combination (the “Termination Date”) up to six times with each extension being one month (each, an “Extension”, and each extended Termination Date, an “Applicable Deadline”) for up to a maximum of six months in the aggregate from December 9, 2024, subject to the Company’s Chief Executive Officer notifying the Board of Directors and the Company’s board of directors approving extending the Termination Date for an additional month;”

(b) Effective as of the execution hereof, Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and, in the case of Exhibit B, less up to $100,000 of interest income to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) December 9, 2024 and (2) such later date upon an Extension effectuated pursuant to the terms hereof and the Restated Articles if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date”;

(c) Effective as of the execution hereof, Exhibit B of the Trust Agreement is hereby amended and restated in its entirety as follows:

“EXHIBIT B

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf & Celeste Gonzalez

Re: Trust Account—Termination Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Target Global Acquisition I Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated December 8, 2021 (as amended on June 6, 2023, November 29, 2023, December 15, 2023 and July 10, 2024, the “Trust Agreement”), this is to advise you that the Company has been unable to effect a business combination with a Target Business (the “Business Combination”) within the time frame specified in the Company’s Amended and Restated Memorandum and Articles of Association, as described in the Company’s Prospectus relating to the Offering. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to liquidate all of the assets in the Trust Account and to transfer the total proceeds into a segregated account held by you on behalf of the Beneficiaries to await distribution to the Public Shareholders. The Company has selected [ ] as the effective date for the purpose of determining when the Public Shareholders will be entitled to receive their share of the liquidation proceeds. You agree to be the Paying Agent of record and, in your separate capacity as Paying Agent, agree to distribute said funds directly to the Company’s Public Shareholders in accordance with the terms of the Trust Agreement and the Amended and Restated Memorandum and Articles of Association of the Company. Upon the distribution of all the funds, net of any payments necessary for reasonable unreimbursed expenses related to liquidating the Trust Account, your obligations under the Trust Agreement shall be terminated, except to the extent otherwise provided in Section 1(i) of the Trust Agreement.

Very truly yours,

Target Global Acquisition I Corp.

By:
Name:
Title: “

(c) Effective as of the execution hereof, Exhibit E of the Trust Agreement is hereby amended and restated in its entirety as follows:

“EXHIBIT E

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: [ ]

Re: Trust Account – Extension Letter

Mr./Ms. [ ]:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Target Global Acquisition I Corp. (the “Company”) and Continental Stock Transfer & Trust Company, dated as of December 8, 2021 (as amended on June 6, 2023, November 29, 2023, December 15, 2023 and July 10, 2024, the “Trust Agreement”), this is to advise you that the Company is extending the time available to consummate a Business Combination from December 9, 2024 until    , 2025 (the “Extension”).

This Extension Letter shall serve as the notice required with respect to the Extension prior to the Applicable Deadline. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

This is the [  ] of up to six Extensions Letters.

Very truly yours,

Target Global Acquisition I Corp.

By:
Name:
Title: ”

1. No Further Amendment. The parties hereto agree that except as provided in this Amendment Agreement, the Trust Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment Agreement forms an integral and inseparable part of the Trust Agreement.

2. References.

(a) All references to the “Trust Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Trust Agreement shall refer to the Trust Agreement as amended by this Amendment Agreement. Notwithstanding the foregoing, references to the date of the Trust Agreement (as amended hereby), and references in the Trust Agreement to “the date hereof,” “the date of this Trust Agreement” and terms of similar import shall in all instances continue to refer to December 8, 2021.

(b) All references to the “amended and Restated Articles of incorporation” in the Trust Agreement (as amended by this Amendment Agreement) and terms of similar import shall mean the Restated Articles.

3. Governing Law; Jurisdiction. This Amendment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes hereunder. AS TO ANY CLAIM, CROSS-CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

4. Counterparts. This Amendment Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Other Miscellaneous Terms. The provisions of Sections 6(e), 6(g) and 6(i) of the Trust Agreement shall apply mutatis mutandis to this Amendment Agreement, as if set forth in full herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

CONTINENTAL STOCK TRANSFER & TRUST

COMPANY, as Trustee

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President

TARGET GLOBAL ACQUISITION I CORP.

By:	/s/ Michael Minnick
Name: Michael Minnick
Title: Chief Executive Officer